Exhibit 10.1

UPS DIGITAL CHANNEL PROGRAM AGREEMENT
UPSDCPSP052025 (Single Payor)

This UPS Digital Channel Program Agreement (this “Agreement”) is made effective as of this July 28, 2025, (the “Effective Date”) by and between PeriShip Global, LLC, with a place of business at 265 E. Main Street, Branford, CT 06405 (“Developer”), and United Parcel Service, Inc., an Ohio corporation (“UPS Ohio”), and if Developer offers the UPS Digital Channel Program to Shippers (as defined below) outside the United States, UPS Worldwide Forwarding, Inc., a Delaware corporation (“UPS WWF”), each with a place of business at 55 Glenlake Parkway, NE, Atlanta, Georgia 30328 (UPS Ohio alone (for the United States), or UPS Ohio and UPS WWF collectively (outside the United States), “UPS”).

The parties wish to set forth the terms and conditions under which UPS offers, and Developer will participate in, a program that enables Developer to access designated UPS services at promotional rates as part of a Developer Offering (defined below) through certain of Developer’s applications (the “Application” and such program the “UPS Digital Channel Program”). Capitalized terms used herein but not defined have the meaning ascribed to such terms in the UPS Partner API Access Agreement between UPS Digital, Inc., and Developer with an effective date on or about July 28, 2025 (the “Integration Agreement”). In consideration of the mutual obligations, promises, and undertakings of the parties, the parties hereto agree as follows:

Developer Location: United States. This UPS Digital Channel Program Agreement may only be presented to, and its effectiveness is conditioned on execution by, an entity headquartered and established in the United States or one of the jurisdictions identified on Appendix 1 (Jurisdiction-Specific Amendment) (as identified here, the “Developer Location”).

1.       DEFINITIONS

1.1       Affiliate means an entity that controls, is controlled by, or is under common control with a party to this Agreement.

1.2       Developer Offering means specialized logistics management services for time-sensitive and perishable shipments, including proactive monitoring, weather tracking, and issue resolution to ensure on-time delivery across the perishables industry that utilize transportation services provided by the UPS Group.

1.3       Integration Requirements means those requirements for integration or presentation of or with UPS technology set forth in the “Integration Requirements” section or appendix of the Integration Agreement.

1.4       Program Shipper means a Shipper domiciled in the Program Territory (as defined in Section 2.1) having a UPS Shipper Number assigned by UPS and who has completed Program Registration and wishes to avail itself of UPS Program Shipping Services (defined in Section 2.1).

1.5       Shipper means any Person that is not Developer and is authorized to use an Application to, among other things, access UPS Shipping Services as part of a Developer Offering and related Shipping Information consistent with the restrictions set forth in this Agreement. In no event may a Shipper be (i) a Person prohibited from receiving UPS Materials pursuant to Sections 11 (General Compliance; Insurance) and 12(b)(i) of the Integration Agreement; or (ii) a UPS Competitor.

1.6       UPS Shipping Services means package and shipping services, including the labeling, rating, routing, recording, and tracking of shipments tendered to the UPS Group for delivery, and includes the UPS Program Shipping Services.

2.       THE UPS DIGITAL CHANNEL PROGRAM

2.1       UPS Digital Channel Program Availability. Subject to Developer’s compliance with the terms and conditions of the Integration Agreement and this Agreement, Developer is authorized to make available as part of a Developer Offering to Program Shippers those UPS Shipping Services offered as part of the UPS Digital Channel Program or otherwise agreed by the parties in writing at the rates determined by UPS (such rates the “Program Rates” and such services the “Program Shipping Services”). UPS has provided the initial Program Rates to Developer, and Developer acknowledges receipt. UPS may change the Program Rates upon thirty (30) days’ written notice to Developer. The Program Rates and Program Shipping Services may only be made available to Program Shippers for shipments tendered through an Application originating from either (i) the Developer Location or (ii) a jurisdiction identified on Appendix 1 (Jurisdiction-Specific Amendment) or otherwise agreed by the parties in writing (the jurisdictions in (i) and (ii), collectively, the “Program Territory”). UPS (itself or through its Affiliates listed on Appendix 2 (UPS Service Entities) (such Affiliates, the “Service Entities”)) provides the Program Shipping Services. UPS may periodically update the UPS Terms in its sole discretion. Developer acknowledges and agrees that UPS may designate any of the Service Entities to (a) provide the UPS Services to the Program Shippers hereunder and (b) collect [***] charges hereunder from Developer. UPS may add or remove Affiliates as Service Entities and change the name and address of a Service Entity upon notice to Developer, and Developer agrees that a change in such details on an applicable UPS invoice or other UPS communication from the corresponding Service Entity constitutes sufficient notice of such changes.

2.2       Program Shipper Eligibility and UPS Registration. Eligibility to become a Program Shipper is within the discretion of UPS. Without limiting the generality of the foregoing, only Shippers that (i) are domiciled in the Program Territory; (ii) have a UPS Shipper Number when attempting to order a Developer Offering including package shipment using UPS Shipping Services via the Application; and (iii) have properly completed Program Registration will be eligible to become Program Shippers. Developer must not offer Program Registration in the UPS Digital Channel Program to any Shipper who does not meet the foregoing requirements.

2.3       Account Management and Shipper Charges.

(a)       Account Management. UPS will create at least one UPS Shipper Number for each Application (each, a “Developer Shipper Number”) to be used for billing purposes as further described below in Section 2.3(b) (Shipper Charges). UPS, in its discretion, may create multiple Developer Shipper Numbers for the Application(s) to distinguish between Developer Applications, categories of Shippers (e.g., merchants versus consumers), or distinctions in its reasonable discretion, in which case Developer shall ensure that Shippers are assigned to the appropriate Developer Shipper Number when registering such Shippers as Program Shippers. Developer must not disclose the Program Rates to any third party, including the Program Shipper using the Program Shipping Services. Developer assumes responsibility at its sole cost and expense of registering, servicing, and billing Program Shippers for use of Program Shipping Services through the Application.

(b)       Shipper Charges. Developer is responsible for payment of all shipment transportation and related charges invoiced to a Developer Shipper Number, including without limitation all charges for Program Shipping Services third party billed to a Developer Shipper Number. UPS will invoice Developer on a [***] basis and Developer shall pay in full all such shipment transportation and related charges via electronic funds transfer within [***] days of receipt of a UPS invoice, or such longer period as may be specified by UPS upon thirty (30) days’ notice. Each Program Shipper that requests Program Shipping Services as part of a Developer Offering through the Application will be deemed the “Shipper” as that term is used in the UPS Tariff.

(c)       Taxes. Developer shall, if and as directed by UPS, provide Sales Tax (as defined in Section 15.2) “no-pay” invoices or other billing or related tax documentation to Program Shippers. The foregoing requirement may be met through means mutually agreed by the parties in writing, such as the provision of such documentation to Program Shippers through a UPS portal linked in the Application. If required by UPS, Developer shall also collect and transmit, as directed by UPS, the tax ID and other relevant tax details of the Program Shippers to ensure compliance with applicable tax laws and regulations.

2.4       Conditions and Exclusions.

(a)       No Intermediary. Developer must not enable or permit any third party (including but not limited to a distributor, provider, channel partner, or similar) or any Shipper or user of its Application or Interfaces acting other than for its Internal Purposes to (i) act as an intermediary between the Application and the ultimate shipper utilizing UPS Shipping Services under this Agreement, or (ii) register or extend registration to become a Program Shipper to such third party’s end users, licensees, or customers.

(b)       Suspension. UPS may, in its sole discretion at any time, suspend access to the UPS Systems (including the Program Rates and Program Shipping Services) by Persons accessing the UPS Systems other than as explicitly permitted under this Agreement and the Integration Agreement.

2.5       Shipper Relationship. UPS acknowledges that all Shippers are joint customers of Developer and UPS. UPS retains sole discretion to contact any Shippers to promote UPS Shipping Services, and nothing in this Agreement will operate to prevent (i) standard UPS operational communications, or (ii) other UPS business units (i.e., non- UPS Digital Channel Program marketing units) from marketing communications to its customers who may be Program Shippers. Similarly, nothing in this agreement prevents Developer from standard communications and marketing with Shippers.

3.       COMPENSATION. There will be no compensation or payment by UPS to Developer arising from or related to this Agreement, including for any marketing expenses, promotional materials, or any related activities set forth in this Agreement.

4.       ADVERTISING/PROMOTION RIGHTS AND OBLIGATIONS

4.1       Endorsement. During the Term of this Agreement, Developer shall endorse to its Shippers (i) the UPS Shipping Services made available through the UPS Digital Channel Program and (ii) UPS as a [***] shipping service provider for Developer Offerings. For avoidance of doubt, UPS acknowledges that Developer’s endorsement is not exclusive.

4.2       Promotion. Developer shall promote the Program Shipping Services, including by engaging in the following activities and responsibilities:

(a)       maintaining a web page promoting the benefits provided by UPS Shipping Services made available hereunder through the UPS Digital Channel Program;

(b)       including a URL or link to materials promoting the UPS Shipping Services made available through the Application pursuant to the UPS Digital Channel Program hereunder;

(c)       collaborating with UPS throughout the Term to identify and target Developer customers that have not used Program Shipping Services with a Developer Offering;

(d)       positioning information about UPS benefits within Developer electronic newsletter, trade publications, Developer publications, Shipper benefit guide or any other Shipper communication materials;

(e)       making UPS a [***] carrier, appearing as a carrier in each Application; and

(f)       deploying marketing language in each Application that highlights UPS as a preferred partner of Developer.

Any public statements or communications by Developer relating to UPS or the Program Rates and Program Shipping Services will require prior UPS written consent.

4.3       Authorization to Promote. Developer may promote UPS Shipping Services only with prior authorization and promotional material approved by UPS in each instance. Such authorization will extend only for the Term of the Agreement and may be terminated by UPS at any time upon written notice. Developer shall comply with the terms and conditions applicable to use of UPS intellectual property (including but not limited to trademarks) as set forth in the Integration Agreement, including the UPS Brand Guidelines. This limited right to use UPS’s trademarks, service marks, brand, and trade name in relation to this Agreement will automatically terminate upon the expiration or termination of this Agreement. In the event UPS determines, in its sole discretion, that Developer is using any of UPS’s trademarks, service marks, brand or trade name other than as expressly provided herein, Developer shall, upon the request of UPS, immediately cease such non-conforming use.

4.4       UPS Assets. UPS will provide to Developer print-ready images for specialized Developer advertisements to be placed in Developer promotional materials such as website, email, or newsletters. Developer is responsible for the costs associated with placing the advertisements.

5.       TERM; TERMINATION

5.1       Term. The term of this Agreement will commence on the Effective Date, and unless terminated earlier pursuant to the terms hereof, will continue for a period of [***] (the “Initial Term”). At the expiration of the Initial Term, and upon each anniversary thereof, this Agreement will be automatically renewed for successive one (1) year periods (each, a “Renewal Term”), unless either party notifies the other party in writing of its intent not to renew at least sixty (60) days prior to the end of the Initial Term or then-current Renewal Term, as applicable. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term”. Notwithstanding anything to the contrary herein, this Agreement will automatically terminate upon the termination or expiration of the Integration Agreement for any reason.

5.2       Integration Deadlines. UPS may terminate or suspend this Agreement or the Program Rates if Developer has not completed the integration of all identified UPS APIs or other functionality in accordance with the terms of the Integration Agreement by all corresponding deadlines set forth therein.

5.3       Termination. This Agreement may be terminated by either party: (a) at any time upon thirty (30) days’ prior written notice; (b) immediately upon the commission of a material breach of this Agreement or the Integration Agreement which is not cured within fifteen (15) days following notice to the breaching party specifying such breach; or (c) immediately by either party upon (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party’s debts, (ii) the other party making an assignment for the benefit of creditors, or (iii) the other party’s dissolution or ceasing to do business.

5.4       Post-Termination Provision of UPS Shipping Services. Upon termination or expiration of this Agreement, UPS may, at its option, provide any discounted UPS Shipping Services to Shippers without restriction, including those who had been Program Shippers.

5.5       Effect of Termination. Upon termination or expiration of this Agreement for any reason, and except as may be authorized under a separate written agreement with a member of the UPS Group, Developer shall immediately discontinue all distribution of materials, brochures, or manuals that include any of UPS’s trademarks, service marks, brand marks, or trade names, and cease making Program Rates and Program Shipping Services available to any and all Shippers through the Application and Interface(s). For the avoidance of doubt, the foregoing provision does not restrict Developer’s ability to make UPS Shipping Services that are not Program Shipping Services (e.g., standard UPS Shipping Services offered at Program Rates) available to Shippers in accordance with a separate agreement between Developer and another member of the UPS Group.

5.6       Survival. Sections 5.4, 5.5, 5.6, 6, and 8 through 16 will survive (for the maximum period permitted by Applicable Law) any termination or expiration of this Agreement for any reason.

6.       CONFIDENTIALITY. Developer and UPS acknowledge that the contents of this Agreement will be deemed “Confidential Information” pursuant to the Integration Agreement and may not be disclosed by either party to any other Person without the consent of the other party, except as required by Applicable Law, or as approved by the parties in writing with respect to any promotional or related materials.

7.       COMPLIANCE WITH LAWS. Each party shall comply with all domestic and foreign laws, rules, and regulations (including but not limited to the CAN-SPAM Act) applicable to its performance under this Agreement.

8.       JURISDICTION-SPECIFIC TERMS. If the Developer Location identified on page 1 of this Agreement is not the United States, or when a Shipper originates a shipment from a jurisdiction identified on Appendix 1 (Jurisdiction-Specific Amendment), then the parties acknowledge and agree that the applicable terms of Appendix 1 for such jurisdiction(s) replace or modify those of the terms and conditions set forth herein.

9.       NOTICES. All notices, requests, or other communications hereunder must be delivered in writing, sent by UPS Next Day Air® service, personal service, facsimile or by United States certified mail, return receipt requested, postage prepaid; to the addresses set forth below or such other address as changed through written notice to the other party.

If to UPS:	If to Developer:
United Parcel Service	PeriShip Global, LLC
UPS Digital Channel Program Management Group	265 E. Main Street
55 Glenlake Parkway N.E.	Brandford, CT 06405
Atlanta, Georgia 30328

With a copy to:
UPS Legal Department
55 Glenlake Parkway, NE
Atlanta, GA 30328
Attn: Global e-Commerce Strategy

Notice given by personal service will be deemed effective on the date it is delivered, notice sent by UPS Next Day Air® service will be deemed effective one business day after dispatch, notice given by fax will be deemed effective on the date of transmission and notice mailed will be deemed effective on the third business day following its placement in the mail.

10.       LIMITATION OF LIABILITY. Except as caused by Developer’s failure to (i) pay [***] and [***] charges or Taxes in accordance with Section 2.3 (Account Management and Shipper Charges) or (ii) comply with applicable law or Sections 2 (The UPS Digital Channel Program), or 6 (Confidentiality), in no event will either party, its Affiliates or its or their officers, directors, employees, agents, successors, or permitted assigns be responsible or liable for any indirect, incidental, consequential, special, exemplary, punitive or other damages, or loss resulting from interruption of business or loss of use or data arising out of performance under this Agreement, even if that party, its Affiliates, subsidiaries, parent, or any of their officers, directors, employees, agents, successors, or permitted assigns has been advised of the possibility of such damages, under any contract, negligence, strict liability or other theory, arising out of or relating in any way to this Agreement or its implementation. Other than for UPS’s indemnification obligations pursuant to Section 11, in no event will the total liability of UPS and its Affiliates under this Agreement exceed [***]. Notwithstanding the foregoing, any loss or damage to goods transported by UPS under, or otherwise incurred in connection with, the Program Shipping Services is governed by the applicable UPS Terms.

11.       INDEMNIFICATION. Each party (as the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its Affiliates, and its and their officers, directors, employees, agents, successors, and permitted assigns (the “Indemnitees”) from and against all third party claims, liabilities, suits, demands, actions, fines, damages, losses, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Claims”) (i) for injury to or death of any person, or damage to or loss of improvements to real property or tangible personal property, to the extent caused by the negligent acts or willful misconduct of the Indemnifying Party in its performance under this Agreement; and (ii) in the case of Developer, to the extent caused by Developer’s failure to comply with Applicable Law, Section 2 (The UPS Digital Channel Program), or Section 6 (Confidentiality). The limitation of liability of Section 10 will not apply to the indemnification obligations of Developer pursuant to clause (ii) of the preceding sentence. Notwithstanding the foregoing, neither party will be liable under the foregoing indemnification obligation to the extent that such Claim is caused by or results from the negligent acts or willful misconduct of the party seeking such indemnification, and UPS will not be liable under the foregoing indemnification obligation for Claims arising from or relating to the provision of the Program Shipping Services, including without limitation, the loss, damage, delay, misdelivery, or non-delivery of Facilitated UPS Shipments, the parties hereby acknowledging that such Claims will be governed by the applicable UPS Terms.

12.       ASSIGNMENT. This Agreement, including any rights, licenses, or obligations under this Agreement, may not be assigned, delegated, transferred, or subcontracted by Assignment by Developer to any other Person or entity without the prior written consent of UPS, and any attempted assignment, delegation, transfer, or subcontract without such consent will be void. UPS may assign, delegate, transfer, or subcontract all or any part of this Agreement or any rights or obligations hereunder to any of its Affiliates without the need for any approval or consent from Developer. In particular, pursuant to where the Jurisdiction-Specific Terms Appendix attached hereto specifies an entity other than United Parcel Service, Inc. as “UPS” for purposes of performance under this Agreement, UPS has the right to assign its rights or obligations under this Agreement or subcontract without limitation to United Parcel Service, Inc., an entity established under the laws of the United States. Any Affiliate to which UPS has subcontracted or assigned rights or obligations will be a third-party beneficiary of Developer’s obligations under this Agreement with respect to all applicable rights and obligations, and as such will be entitled to enforce the terms of this Agreement. For purposes of this Agreement, “Assignment” includes, but is not limited to, any merger or sale of all or substantially all the assets of Developer, any sale or other transfer of thirty percent (30%) or more of the shares or voting interests of Developer or control thereof, or any transfer of this Agreement, or any portion hereof, whether by operation of law or otherwise. In the event of any Assignment of this Agreement with the prior written consent of UPS, this Agreement will be binding upon and inure to the benefit of each of the parties and their respective legal successors and permitted assigns.

13.       DISPUTE RESOLUTION, WAIVER OF JURY TRIAL; GOVERNING LAW. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through direct discussions between the parties hereto within thirty (30) days of first entering into such discussions or as otherwise mutually agreed upon by the parties hereto, such dispute will be resolved in accordance with the applicable dispute resolution terms set forth in the Integration Agreement. This Agreement will be governed by United States federal law. To the extent not preempted or governed by U.S. federal law, the validity, interpretation, and performance of this Agreement will be governed by the laws of the State of New York, U.S.A., excluding its conflict of law rules. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

14.       WAIVER; ENTIRE AGREEMENT; AMENDMENT. Waiver by either party of any breach or failure to comply with any provision of this Agreement by the other party will not be construed as or constitute a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provision of this Agreement. This Agreement, and its Appendices, exhibits, and attachments (if any), constitutes the entire understanding and agreement between the parties hereto concerning the subject matter of this Agreement. This Agreement may not be amended, supplemented, or modified except by a written document signed by both parties hereto.

15.       TAXES.

15.1       UPS may charge, and Developer shall pay all applicable national, state, or local sales or use taxes, all duties, goods and services taxes and value added taxes, or similar types of transaction taxes that Developer is legally obligated to charge (collectively, “Taxes”). Developer may provide UPS an exemption certificate or equivalent information acceptable to the relevant taxing authority, in which case UPS will not collect the Taxes covered by such certificate. Developer agrees to indemnify and hold harmless UPS from any Taxes that are later determined to be due on any such transaction initially believed to be covered by an exemption certificate provided by Developer but found by the relevant taxing authority to be invalid or from any other Taxes that UPS is otherwise required to pay for which Developer is legally responsible. UPS is responsible for all income or profit taxes (including interest and penalties) arising from the provision of the UPS Shipping Services as contemplated under this Agreement.

15.2       All amounts payable by UPS to Developer pursuant to this Agreement do not include any goods and services, harmonized sales, value-added, sales, use, consumption, multi-staged, personal property, customs, excise, stamp, transfer, or similar taxes, duties, or charges, (collectively “Sales Tax(es)”) and all Sales Taxes are the responsibility and for the account of UPS. If Developer is required by law or by administration thereof to collect any applicable Sales Taxes from UPS, UPS will pay such Sales Taxes to Developer concurrent with the payment of any consideration payable pursuant to this Agreement, unless UPS qualifies for an exemption from any such applicable Sales Taxes, in which case Developer shall accept, in lieu of payment of such applicable Sales Taxes, delivery by UPS of such certificates, elections, or other documentation required by law or the administration thereof to substantiate and effect the exemption claimed by UPS. Where Developer is not required by law or by administration thereof to collect applicable Sales Taxes, UPS will be entitled to pay such Sales Taxes directly to the appropriate taxing authority.

15.3       If UPS is required by law or administration thereof to deduct or withhold from any amount payable to Developer pursuant to this Agreement any amount as or on account of any taxes, UPS will make such deduction or withholding, pay or remit the full amount deducted or withheld (the “Withholding Amount”) to the relevant taxation authority in accordance with applicable law or the administration thereof, and after payment or remittance, furnish the Developer with a receipt or other documentation evidencing payment of the Withholding Amount. In the event that such withholding is required to be made by UPS, UPS will only be obligated under this Agreement to pay to the Developer the net amount equal to any amount otherwise payable to the Developer pursuant to this Agreement less the Withholding Amount.

15.4       If UPS is required by any applicable taxing or governmental authority to collect Sales Taxes or similar service taxes from any Shipper, or Developer on behalf of any Shipper, UPS will issue a request for payment to Developer for any such applicable Sales Taxes, and Developer shall pay, such Sales Tax amount. UPS may require Developer to provide a “no-pay” Sales Tax invoice to any corresponding Shipper(s), in which case(s), Developer shall promptly provide such documentation to such Shipper(s) and make supporting documentation of the same available to UPS promptly upon request. In accordance with and to facilitate the foregoing, Developer shall, consistently with Section 1.3, collect all necessary information from, and provide required documentation to, Program Shippers, as directed by UPS.

[Signature page follows]

Each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

UNITED PARCEL SERVICE, INC.		DEVELOPER: PeriShip Global, LLC

By:	[***]	By:	/s/ Adam Stedham

Name:	[***]	Name:	Adam Stedham

Title:	Director, Channel Partnerships	Title:	CEO

Date:	7/29/2025	Date:	7/29/2025

UPS WORLDWIDE FORWARDING, INC.

By:	[***]

Name:	[***]

Title:	Director, Channel Partnerships

Date:	7/29/2025

Exhibit 10.1

APPENDIX 1
Jurisdiction-Specific Amendment

If page 1 of this Agreement specifies a Developer Location other than the United States or when Developer makes available Program Rates to a Program Shipper for shipments originating in an Approved Jurisdiction identified in this Appendix 1, the following terms applicable for such specified jurisdiction replace or modify the referenced terms in the General Terms and Conditions. All terms in the General Terms and Conditions that are not specifically modified by the applicable jurisdiction-specific terms in this Appendix 1 remain unchanged and in full force and effect. For purposes of clarification, Developer is not authorized to offer Program Rates for shipments originating in a jurisdiction that is not the United States or identified on this Appendix 1.

The following are the only Approved Jurisdictions outside the United States:

[[INTENTIONALLY LEFT BLANK]]

[End of Appendix]

APPENDIX 2
UPS Service Entities